EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Primerica, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-165834) on Form S-8 of Primerica, Inc. of our reports dated March 17, 2011, with respect to the consolidated and combined balance sheets of Primerica, Inc. as of December 31, 2010 and 2009, and the related consolidated and combined statements of income, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2010, and all related financial statement schedules, which reports appear in the December 31, 2010 annual report on Form 10-K of Primerica, Inc.

Our reports refer to the completion in April 2010 of the Company’s initial public offering and a series of related transactions. Our reports also refer to the adoption of the provisions of FASB Staff Position Accounting Standards No. 115-2 and Financial Accounting Standards No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (included in FASB ASC Topic 320, Investments – Debt and Equity Securities) as of January 1, 2009.

/s/ KPMG LLP

Atlanta, Georgia
March 17, 2011

EXH 23.1